UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2019

Owens Corning

(Exact name of registrant as specified in its charter)

Delaware	1-33100	43-2109021
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Owens Corning Parkway Toledo, Ohio		43659
(Address of principal executive offices)		(Zip Code)

(419) 248-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Receivables Purchase Agreement Amendment

As previously disclosed, on May 5, 2017, Owens Corning Receivables LLC (the “Seller”) and Owens Corning Sales, LLC (the “Originator”), each a subsidiary of Owens Corning (the “Company”), entered into a Second Amended and Restated Receivables Purchase Agreement among the Seller, the Originator, the purchasers signatory thereto and PNC Bank, National Association, as Administrator (the “Receivables Purchase Agreement”). On April 8, 2019, the parties to the Receivables Purchase Agreement entered into a second amendment to extend the Scheduled Commitment Termination Date from May 5, 2020 to April 8, 2022. The Receivables Purchase Agreement, as amended, now matures on the earliest of April 8, 2022, at the option of the Seller 30 days after the Seller gives notice to the Administrator, or after a termination event.

Credit Agreement Amendment

As previously disclosed, on May 4, 2018, the Company entered into a Credit Agreement among the Company, as borrower, the lenders signatory thereto and Wells Fargo Bank, National Association, as administrative agent (the “Credit Agreement”). The Credit Agreement provides for, among other matters, a revolving credit facility (the “Credit Facility”) in an aggregate principal amount of $800 million, including borrowings and letters of credit. On April 9, 2019, pursuant to the terms of the Credit Agreement, the parties to the Credit Agreement entered into an amendment (the “Extension Agreement”) to extend the maturity date of the Credit Facility by one year. The Credit Facility, as amended, now matures on the earlier of May 3, 2024, the date of acceleration pursuant to its terms, or the date the commitments thereunder are terminated pursuant to the terms thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWENS CORNING

April 9, 2019	By:	/s/ Ava Harter
Ava Harter
Senior Vice President, General Counsel and Secretary